Exhibit 10.13

January 20, 2022

Paul W. Hoelscher

RE: Member of the Reneo Board of Directors

Dear Paul:

This letter confirms our understanding regarding the terms of your appointment as a member of the Board of Directors (the “Board”) of Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), contingent and effective upon your execution of this letter.  In addition, you will also initially serve as a member and as the chair of the Audit Committee of the Board.  Nothing in this is meant, or shall be construed in any way or manner, to create between you and the Company a relationship of employer and employee.

In consideration of your services to the Company as a member of the Board and as a member or chair of any of the committees of the Board, you will receive compensation for such services, as applicable, pursuant to the Company’s Non-Employee Director Compensation Policy, as it may be in effect from time to time.

As a member of the Board, pursuant to the Delaware General Corporation Law (“DGCL”) and related case law you will owe fiduciary duties to the Company and its stockholders, including the duty of care (directors must act in good faith, with the care of a prudent person, and in the best interest of the corporation), duty of loyalty (directors must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits) and the duty of disclosure (directors must disclose all material information to their fellow directors and, when stockholder action is sought, to the corporation’s stockholders). Our amended and restated certificate of incorporation and amended and restated bylaws provide that, as a director, you will be entitled to indemnification to the fullest extent permitted by the DGCL, and, upon your becoming a member of the Board, we will enter into the Company’s standard form of indemnification agreement with you. We would be happy to arrange a conference with our outside counsel, Cooley LLP, if you have any questions about the indemnification agreement or your duties in general under Delaware law.

As a member of the Board, you will be reimbursed for any reasonable travel and other out-of-pocket expenses incurred in connection with your services on the Board. Please keep copies of all bills, receipts, or other written documentation of such reimbursable expenses and submit such documentation with your requests for reimbursement.

We look forward with enthusiasm to your service as a member of theBoard. If the foregoing terms are acceptable to you, please sign this letter and return it to me.

Sincerely,

/s/ Gregory J. Flesher__________

Gregory J. Flesher

UK: Reneo Pharma Ltd, Innovation House, Office 12B, Discovery Park, Ramsgate Road, Sandwich, Kent, CT13 9FF

USA: Reneo Pharmaceuticals, Inc., 18575 Jamboree Rd. Suite 275-S, Irvine, CA 92612

President and Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature:/s/ Paul W. Hoelscher_________

Paul W. Hoelscher

Date:___1/20/2022________________

UK: Reneo Pharma Ltd, Innovation House, Office 12B, Discovery Park, Ramsgate Road, Sandwich, Kent, CT13 9FF

USA: Reneo Pharmaceuticals, Inc., 18575 Jamboree Rd. Suite 275-S, Irvine, CA 92612